Exhibit 10.23

PANDION THERAPEUTICS, INC.

134 COOLIDGE AVENUE, 2ND FLOOR

WATERTOWN, MA 02472

July 8, 2020

Vikas Goyal

Dear Vikas:

Subject to your timely execution below, this letter (the “Letter”) will amend, effective as of the date on which the registration statement relating to the initial public offering of Pandion Therapeutics, Inc. (the “Company”) is effective (the “Effective Date”), the offer letter dated July 1, 2019, between you and the Company’s subsidiary (the “2019 Offer Letter”) by making the following changes:

1.	Each reference to the “Company” in the 2019 Offer Letter shall refer instead to the Company as defined in this Letter.

2.	Section 2 of the 2019 Offer Letter is hereby replaced in its entirety by the following:

2. Your base salary will be at the annualized rate of $325,000 (the “Base Salary”), paid in equal installments in accordance with the Company’s regularly established payroll procedures, subject to tax and other withholdings as required by law. Such Base Salary will be reviewed from time to time in accordance with normal business practice and is subject to change in the sole discretion of the Company. This position is exempt, so you will not be eligible for overtime pay.

3.	Section 3 of the 2019 Offer Letter is hereby replaced in its entirety by the following:

3. You will be eligible to receive, following the end of each calendar year, an annual discretionary performance bonus of up to 35% of your Base Salary (the “Target Bonus”), based upon the assessment of the Company’s board of directors (the “Board”), in its sole discretion, of your performance and the Company’s attainment of targeted goals (as set by the Board) the preceding calendar year. The Board may determine to provide the bonus in the form of cash, equity award(s), or a combination of cash and equity. Any bonus paid to you shall be subject to tax and other withholdings as required by law. No annual bonus or minimum amount thereof is guaranteed, and, except as and to the extent specifically set forth in Section 7 of this letter, you must be an employee in good standing on the date that annual bonuses are paid out in order to be eligible for and to earn any annual bonus, as it also serves as an incentive to remain employed by the Company. Your bonus eligibility will be reviewed from time to time by the Board in accordance with normal business practice and is subject to change in the discretion of the Board.

4.	Section 5 of the 2019 Offer Letter is hereby replaced in its entirety by the following:

5. The Company will reimburse you for your actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit C attached hereto.

5.

Section 6 of the 2019 Offer Letter is hereby amended to add the following sentence at the end of the Section: “You will be eligible to receive such future equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.”

6.	Section 7 of the 2019 Offer Letter is hereby replaced in its entirety by the following:

7. Severance.

(a) If your employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by you without Good Reason (as defined below), a termination by the Company for Cause (as defined below) or due to your death or Disability (as defined below)), the Company’s obligations under this letter shall immediately cease and you shall only be entitled to receive (i) the Base Salary that has accrued and to which you are entitled as of the effective date of such termination and any accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses you have timely submitted appropriate documentation in accordance with Section 5 of this letter agreement, (iii) any annual bonus for the preceding calendar year that the Board has approved but has not yet been paid to you and (iv) any amounts or benefits to which you are then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).

(b) If your employment is terminated by the Company without Cause or by you with Good Reason (in either case, a “Qualifying Termination”) prior to, or more than twelve (12) months following, a Change in Control (as defined below), you shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit C and the conditions of Section 7(d), the Company shall: (i) continue to pay to you, in accordance with the Company’s regularly established payroll procedures, your Base Salary rate for a period of six (6) months and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, pay, for up to six (6) months following your termination date, 100% of the premiums for continued health coverage for the same type of coverage in effect at the time of your termination, unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).

(c) If a Qualifying Termination occurs within twelve (12) months following a Change in Control, then you shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit C and the conditions of Section 7(d), the Company shall: (i) continue to pay to you, in accordance with the Company’s regularly established payroll procedures, your Base Salary rate for a period of nine (9) months; (ii) pay to you, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of your Target Bonus for the calendar year in which termination occurs, (iii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, pay, for up to nine (9) months following your termination date, 100% of the premiums for continued health coverage for the same type of coverage in effect at the time of your termination, unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iv) provide that the vesting of your then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then-unvested equity awards that vest based solely on the passage of time vest and become fully exercisable or non-forfeitable as of the termination date (collectively, the “Change in Control Severance Benefits”).

(d) As a condition of your receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, you must execute and deliver to the Company a severance and general release of claims agreement in a form to be provided by the Company (which shall include a release of all releasable claims, reasonable obligations to cooperate, an obligation to not disparage the Company, reaffirmation of your continuing obligations under the Restrictive Covenants Agreements (as defined below), and a twelve (12)-month post-employment noncompetition provision) (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the date of your termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which your employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”). You must continue to comply with the Restrictive Covenants Agreements and any similar agreements with the Company in order to be eligible to continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable. The Severance Benefits or Change in Control Severance Benefits, as applicable, shall be subject to tax and other withholdings as required by law.

(e) For purposes of this letter agreement, the following defined terms shall have the following meanings:

“Disability” shall mean a physical or mental illness or disability that prevents you from performing the duties of your position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks. The Company shall determine in good faith and in its sole discretion whether you are unable to perform the services provided for in this letter agreement.

“Cause” shall mean any of (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence with respect to the Company or any of its affiliates, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates, (iii) materially breached either of the Restrictive Covenants Agreements or any similar agreement with the Company, (iv) violated Company policies or procedures, and/or (v) failed to perform (other than by reason of physical or mental illness or disability for a period of less than 3 consecutive months or in aggregate less than 20 weeks) your assigned duties to the Board’s satisfaction, following notice of such failure and a period of 30 days to cure.

“Good Reason” shall mean the occurrence (without your consent) of any of the following events:

(i)	a material diminution of your duties, authority and responsibilities;

(ii)	the Company’s material and adverse breach of this letter agreement;

(iii)	a requirement that your principal place of providing services to the Company change by more than 50 miles, other than in a direction that reduces your daily commuting distance;

(iv)

any material reduction in your Base Salary or Target Bonus (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries or target bonuses of other executives);

provided, however, that no such event shall constitute Good Reason unless (i) you provide written notice of such event to the Company within thirty (30) days of the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of your written notice, and (iii) you actually terminate employment with the Company within thirty (30) days following the expiration of the Company’s cure period.

“Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

7.	Section 8 of the 2019 Offer Letter is hereby replaced in its entirety by the following:

8. You acknowledge that your Invention and Non-Disclosure Agreement previously executed by you and attached as Exhibit A hereto remains in full force and effect and unaltered in all respects; provided, however, that each reference to the “Company” in the Invention and Non-Disclosure Agreement shall refer instead to the Company as defined in the Letter and any of its direct and indirect predecessors and subsidiaries. In addition, in exchange for your continued employment with the Company pursuant to the terms and conditions of this letter agreement, you hereby agree to execute the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (which, together with the Invention and Non-Disclosure Agreement, is referred to herein as the “Restrictive Covenants Agreements”). By your signature, you acknowledge that your eligibility to receive the Severance Benefits and Change in Control Severance Benefits described in Section 7 of the letter agreement is contingent upon your agreement to the non-competition provisions set forth in the Non-Competition and Non-Solicitation Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations.

8.	Section 11 of the 2019 Offer Letter is hereby amended to add the following language at the end of the final sentence of the Section: “except as explicitly set forth in Section 7 hereof.”

9.	Exhibit B attached to the 2019 Offer Letter shall be replaced in its entirety by Exhibit B attached hereto.

10.	A new Exhibit C shall be attached to the 2019 Offer Letter in the form attached hereto.

In the event of any conflict between the terms of this Letter and the terms of the 2019 Offer Letter, the terms of this Letter shall control. Except as expressly modified herein, the terms of the 2019 Offer Letter remain in full force and effect. This Letter may only be modified in a document signed by both the Company and you. This Letter may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

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If this Letter is acceptable to you, please sign and date this Letter below and return it and the Non-Competition and Non-Solicitation Agreement to me on or before July 9, 2020.

PANDION THERAPEUTICS, INC.

By:	/s/ Rahul Kakkar
Name:	Rahul Kakkar, MD
Title:	CEO

ACCEPTED AND AGREED:

/s/ Vikas Goyal
Vikas Goyal

EXHIBIT C

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

(a) It is intended that each installment of the severance payments provided under the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)

Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

(ii)

Each installment of the severance payments due under the letter agreement that is not described in this Exhibit C, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-

1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit C, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Exhibit C) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5. This letter agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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